Exhibit 99A

NEWS RELEASE

Cleveland-Cliffs Provides Operations Update for First-Quarter 2007

Cleveland, OH—April 25, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced selected operating information for the three months ended March 31, 2007.

Due to the ongoing review of the Company’s application of SFAS 133, discussed in its press release dated March 16, 2007, the information included in this press release and related conference call are limited in scope, and may contain preliminary estimates subject to future revision. The Company anticipates that any related revision will be the result of embedded derivatives related to fluctuations in the market value of certain price-adjustment factors contained within its long-term pellet supply agreements. The Company is near completion of its analysis of the potential impact of embedded derivatives on its consolidated financial statements and the periods that may be affected. The Company expects that any changes stemming from its application of SFAS 133 will be non-cash and will not have any economic impact over the life of any contract.

North American Iron Ore

During the first quarter of 2007, Cleveland-Cliffs shipped 2.6 million tons of iron ore pellets from its North American mines. This compares with shipments of 2.9 million tons in last year’s initial three months. The Company’s first-quarter shipments are not indicative of full-year sales volume due to winter shipping constraints on the Great Lakes. First-quarter shipments in 2007 included approximately .3 million tons of the previously disclosed 1.2 million tons of pellets purchased from upper Great Lakes stockpiles and paid for by customers in December 2006.

Per-ton billing rates (excluding freight and venture partners’ costs) for pellet deliveries increased approximately seven percent to $66.91 during the quarter, versus $62.50 in the first three months of last year. First-quarter billing rates reflect customer mix and the net impact from several contractual price-adjustment factors. Included in the first-quarter 2007 billing rate realization were 1.5 million tons of shipments at 2006 billing rates.

The various sensitivities of full-year 2007 pellet-price realization, versus 2006, resulting from price-adjustment factors in Cliffs’ pellet contracts are currently estimated to be as follows: The settlement of the World Pellet Price in 2007 is expected to increase Cliffs’ average pellet sales realization by $0.63 per ton, compared with 2006. Each one percent change in the PPI—Industrial Commodities Less Fuel and PPI—Fuel and Related Products indices is currently anticipated to result in $0.12 per ton and $0.07 per ton changes, respectively, versus Cliffs’ 2006 average realization. Additionally, each $10 increase from $560 per ton in the average hot rolled steel price at certain steelmaking facilities will result in a $0.26 per ton increase in Cliffs’ 2007 average realization.

First-quarter per-ton cost of goods sold and operating expenses (excluding freight and venture partners’ costs) increased approximately 10 percent to $51.71, compared with last year’s $47.03. The $4.68 per ton increase primarily reflected higher energy and supply usage, lower production volume and higher maintenance spending.

Cleveland-Cliffs President and Chief Executive Officer Joseph A. Carrabba commented, “Business conditions in North America continue to exhibit strength, with demand from steel companies remaining firm. This environment bodes well for Cliffs’ domestic iron ore business and appears to signal another very good year for our Company.”

Australian Iron Ore

First-quarter sales revenue at Portman of $100.3 million on 1.9 million metric tons (“tonnes”), versus $60.2 million on 1.5 million tonnes for the same period in 2006, reflected higher volume and prices. Average per-tonne revenue was $52.13, versus $41.12 last year—an increase of 27 percent. Per-tonne cost of goods sold and operating expenses increased 14 percent to $39.40, compared with last year’s $34.43. The 27 percent increase in first-quarter revenue rates reflected the impact of the 9.5 percent increase in 2007 iron ore prices versus the 2006 price settlement of 19 percent, which did not occur until the second quarter with retroactive application to the beginning of the year.

Production and Inventory

At March 31, 2007, Cliffs had six million tons of pellets in its North American inventory, compared with 3.8 million tons at December 31, 2006 and 5.4 million tons at March 31, 2006. The increase in inventory during the first quarter reflected winter shipping constraints on the Great Lakes. Total North American production for Cliffs’ account was 4.8 million tons in the first quarter versus 5.1 million tons in the corresponding 2006 period. At March 31, 2007, Portman had .9 million tonnes of finished product inventory, which is unchanged from December 31, 2006 and .4 million tonnes higher than at March 31, 2006.

Following is a summary of production tonnage for 2007 and 2006:

	(In Millions)
	First Quarter		Full Year
	2007	2006	2007*	2006
North America (1)
Empire	1.2	1.2	4.9	4.9
Tilden	1.4	1.7	7.7	6.9
Hibbing	1.2	2.0	7.5	8.3
Northshore	1.3	1.3	5.1	5.1
United Taconite	1.2	1.0	5.2	4.3
Wabush	1.1	.8	4.8	4.1

Total	7.4	8.0	35.2	33.6

Cliffs’ Share of Total	4.8	5.1	22.1	20.8

Australia (2)
Koolyanobbing	1.8	1.2	7.8	7.0
Cockatoo Island	.1	.1	.6	.7

Total	1.9	1.3	8.4	7.7

*	Estimate
(1)	Long tons of pellets of 2,240 pounds.
(2)	Metric tons of 2,205 pounds. Cockatoo production reflects Cliffs’ 50 percent share.

Production during the first quarter at Tilden was lower as a result of scheduled equipment repairs. Hibbing first-quarter production was lower due to an unscheduled plant shutdown from mid-February to mid-March, caused by a free-flowing water shortage attributable to adverse weather conditions. Production at Wabush was .3 million tons higher than the same period in 2006 as a result of design improvements to mitigate pit dewatering issues.

The increase in Portman’s first-quarter production primarily reflected the completion of the two-million-tonne per annum expansion project at Koolyanobbing in late 2006.

Acquisition Updates

On March 5, 2007, Cliffs acquired a 30 percent interest in the Amapá Project, a Brazilian iron ore operation, with an initial investment of $133 million. Amapá is expected to be commissioned near the end of 2007 and produce 6.5 million tonnes of iron ore concentrate annually. The full-year 2007 investment in Amapá is expected to total approximately $240 million, comprised of the $133 million initial investment, $23 million for Cliffs’ share of Amapá’s 2007 capital expenditures, and $84 million of construction expenditures financed by project-level debt.

Subsequent to first-quarter-end, Cliffs entered into a definitive purchase agreement to invest in the Sonoma Coal Project, a coking and thermal coal operation in Queensland, Australia. Sonoma is expected to produce at an annualized rate of two million tonnes of coking and thermal coal, in approximately equal amounts, beginning in late 2007. Production is slated to ramp up to a three- to four-million-tonne rate during 2008. Cliffs has a 45 percent economic interest in the project, including its 100 percent ownership of the coal washplant. Cliffs’ 2007 investment related to the Sonoma Project is expected to total approximately $96 million.

Due to the timing of commissioning and production ramp-up, costs are expected to exceed revenues in 2007 for both projects.

Liquidity

At March 31, 2007, Cliffs had $118.8 million of cash and cash equivalents, primarily $107.1 million at Portman. Additionally, $50 million was outstanding at the end of the quarter under the Company’s $500 million revolving credit facility. At December 31, 2006, Cliffs had $351.7 million of cash and cash equivalents. The cash and borrowings were used during the quarter for the investment in Amapá of $133 million, a $126 million increase in inventories due to normal seasonal buildups, and $31 million of other capital expenditures.

Outlook

The Company’s total North American pellet production estimate is more than 35 million tons, with Cliffs’ share representing approximately 22 million tons. Portman’s 2007 production volume is expected to be 8.4 million tonnes, which includes 0.6 million tonnes from Cockatoo Island.

Cliffs’ 2007 North American sales are projected to be approximately 22 million tons. Portman’s full-year sales are estimated to be 8.3 million tonnes.

For the full year 2007, the Company expects pellet sales realization rates to increase approximately two percent. North American production costs per ton for the full year 2007 are also expected to increase approximately two percent from the 2006 cost of goods sold and operating expenses (excluding freight and venture partners’ costs) of $48.17 per ton.

In Australia, the 2007 average selling price of lump and fines ore is expected to increase approximately eight percent, compared with the 2006 average reported selling price of $48.59. Per-tonne unit production costs are anticipated to be approximately 11 percent higher in 2007, compared with the $36.93 reported for 2006.

In addition to the investments in Amapá and Sonoma, capital expenditures to support the Company’s existing North American and Portman operations are projected to be $123 million in 2007. With the exception of the $84 million of Amapá project-level financing, Cliffs expects to fund its capital requirements from operating cash flow and its revolving credit facility.

On the Company’s application of SFAS 133, Carrabba added, “Due to the complex nature of identifying and accounting for derivative instruments embedded in our pellet supply agreements, the time required to complete this examination and file our 2006 10-K is still uncertain. However, it is important to note that any potential adjustments to results will be non-cash and will not impact Cliffs’ profitability over the life of any contract. While it is regrettable that our audited results are being delayed as a result of this review, we remain steadfast in our commitment to financial transparency according to our corporate governance standards.”

Cliffs will host a conference call to discuss its first-quarter operations tomorrow, April 26, 2007, at 10:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its 2006 Form 10-K and first-quarter 2007 Form 10-Q with the Securities and Exchange Commission as soon as practicable.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. It also has a 30 percent interest the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: completion of the ongoing audit process and 2006 10-K filing process; the success of start-up and ramp-up activities at the Amapá and Sonoma projects; successful completion of the Sonoma acquisition; changes in the sales mix; the impact of other price-adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts;

availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events

News releases and other information on the Company are available on the Internet at: http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

# # #

1-800-214-0739, or 1-216-694-5459